Exhibit 99.6

Title: BtK inhibitor, PCI-32765, delays CLL progression in a TCL1 adoptive transfer model by impairing migration and cell proliferation (ASH 2011 Annual Meeting Abstract #982)

Shih-Shih Chen1, Joseph Buggy2, Jan A. Burger3, and Nicholas Chiorazzi1

1Experimental Immunology, The Feinstein Institute for Medical Research, North Shore-Long Island Jewish Health System, Manhasset, NY; 2Pharmacyclics, Inc., Sunnyvale, CA; 3Department of Leukemia, The University of Texas M. D. Anderson Cancer Center, Houston, TX

Bruton’s tyrosine kinase (Btk) is critical for B-lymphocyte function, due to its involvement in key functions in B-cells, e.g., maturation, activation, and trafficking. These functions are mediated by several receptors, including the B-cell antigen receptor (BCR) and the chemokine receptor CXCR4. Both BCR and CXCR4 play important roles in chronic lymphocytic leukemia (CLL), providing leukemic cells with survival and proliferation advantages. Initial studies in CLL suggest that inhibiting Btk with PCI-32765 (Pharmacyclics, Inc.) is an effective therapeutic, reducing the size of solid lymphoid tissues leading initially to lymphocytosis and eventually to decreased blood absolute lymphocyte counts (ALCs).

To understand the effect of blocking Btk-mediated signaling in CLL, we utilized an accelerated adoptive transfer CLL mouse model, injecting 5X106 TCL1 leukemia cells into SCID mice that succumb 5-6 weeks after cell transfer. Total 45 mice were injected, separated into 3 groups, and then treated with PCI-32765, at either 2, 3 or 4 weeks after cell transfer, with 5 mice from each group receiving either vehicle control or PCI-32765 (5 or 25 mg/kg/day) in daily drinking water. Mice were bled to track changes in ALCs.

Animals treated at 2-weeks post cell transfer with the suboptimal (5mg/kg/day) and optimal (25mg/kg/day) doses exhibited a transient lymphocytosis at day 4, with a 7- and 10-fold increase in circulating TCL1 leukemia cells, respectively. By day 7, these levels had fallen to those of untreated mice. Until week 6, mice receiving the optimal dose of PCI-32765 at weeks 2 and 3 but not week 4, appeared healthy and had significantly reduced ALCs. These mice had small or no lymph nodes (LNs) and significantly smaller livers and spleens with markedly reduced leukemic infiltration. In contrast, mice receiving vehicle control or sub-optimal dose of PCI-32765 exhibited lethargy, weight loss, and hunched posture; these animals had massive lymphocytosis, huge hepatosplenomegaly, and lymphadenopathy.

Surprisingly, the delayed disease progression by PCI-32765 correlates with blocked CXCR4 surface membrane recycling in CLL cells. In addition, there were significantly repressed levels of phosphorylated phospholipase C-gamma 2 (PLCg2) in optimally treated mice. This is relevant because phosphorylation of PLCg2 by BTK influences chemokine-controlled cell migration, at least partially through levels of CXCL12 or its receptor CXCR4. In vivo studies of CLL patients suggest that peripheral blood cells bearing a CXCR4BRCD5DIM (R4BR) surface phenotype are more likely to re-enter lymphoid tissues, while cells expressing CXCR4DIMCD5BR (R4dim) have more likely recently left solid tissues. Here, we found spleen cells in optimally treated mice had significantly lower percentages of R4BR; while in the blood, there was an increased population of R4DIM cells. These data suggest that the smaller spleen and LN sizes of treated mice are due to promoted migration of CLL cells out of lymphoid tissues and blocked return from blood.

In vivo effect of PCI-32765 on TCL1 cell proliferation was also evaluated. BrdU was injected in mice 24 hours prior to sacrifice. As TCL1 cells proliferate in lymphoid organs, significantly repressed BrdU incorporation was demonstrated in spleen and LN cells of optimally treated mice, consistent with PCI-32765 inhibiting proliferation. In addition, in support of enhanced migration of cells out of lymphoid tissues, there was a ~3-4 fold increase in BrdU-labeled cells in blood after optimal PCI-32765 treatment.

Finally, the effects of PCI-32765 on TCL1 cell homing was assessed by injecting SCID mice with 2.5x106 R4DIM blood cells from either controls or optimally treated mice. 24 hours later, mice engrafted with R4DIM cells from PCI-32765 treated animals had ~30-50 fold fewer leukemic cells in spleen (p=0.018); and ~1.5 fold increased CLL cells in blood (p=0.021), further supporting blocked homing by PCI-32765.

Collectively, our data suggest that targeting Btk, its receptors, and the downstream targets that require its use delays CLL progression. This effect is, at least partially, due to repressed surface CXCR4 expression and blocked cell proliferation, mediated either directly in CLL cells or indirectly, by minimizing the likelihood of receiving trophic stimuli via the BCR or CXCR4 in a solid tissue microenvironment.